Exhibit 21

SUBSIDIARIES OF REGISTRANT

7720 Lehigh Property, LLC (Illinois corporation)

Boe-Therm A/S (Denmark)

MFRI Holdings (B.V.I) Ltd (British Virgin Islands)

Midwesco Filter Cicero, LLC (Illinois corporation)

Midwesco Filter Resources, Denmark A/S (Denmark)

Midwesco Filter Resources, Inc. (Delaware corporation)

Midwesco Filter South Africa (Pty) Ltd (South Africa)

Midwesco Mechanical and Energy, Inc. (Delaware corporation)

Nordic Air Filtration A/S (Denmark)

PermAlert Environmental Specialty Products, Inc. (Illinois corporation)

Perma-Pipe, Inc. (Delaware corporation)

Perma-Pipe Canada, Inc. (Delaware corporation)

Perma-Pipe India Pvt. Ltd. (India)

Perma-Pipe Middle East FZC (United Arab Emirates)

TDC Filter Manufacturing, Inc. (Delaware corporation)

Thermal Care, Inc. (Delaware corporation)